Exhibit 99.1

Argos Therapeutics Announces Financing of up to $60 Million

DURHAM, N.C., March 7, 2016 – Argos Therapeutics, Inc. (Nasdaq: ARGS) (“Argos”), an immuno-oncology company focused on the development and commercialization of truly individualized immunotherapies for the treatment of cancer based on the Arcelis® technology platform, today announced that it has entered into a securities purchase agreement for the sale of up to $60 million of Argos common stock and warrants in a private placement financing. Argos expects that this financing will fund operations into the second quarter of 2017, when the Company expects to have final data from its pivotal phase 3 ADAPT trial of AGS-003 (the “ADAPT Study”).

The financing will take place in up to three tranches. Under the securities purchase agreement, at the initial closing, which is expected to occur on or about March 9, 2016, Argos will sell and the investors will purchase, for a total purchase price of $19,882,915, a total of 3,652,430 shares of common stock and warrants to purchase a total of 2,739,323 shares of common stock (0.75 shares of common stock for each share of common stock purchased), based on a purchase price per share of common stock and accompanying warrant equal to $5.44375. At the second closing, Argos has agreed to sell and the investors have agreed to purchase, for an additional purchase price of $29,824,520, a total of 5,478,672 shares of common stock and warrants to purchase a total of 4,109,005 shares of common stock at the same price and on the same terms as the first tranche. The second closing is conditioned on the Independent Data Monitoring Committee (the “IDMC”) for the ADAPT Study at or following the IDMC’s next regular meeting following the initial closing (currently scheduled for June 2016) (the “First IDMC Meeting”) recommending that Argos continue the ADAPT Study or discontinue the ADAPT Study based on favorable efficacy data. The warrants to be issued in each closing will have an exercise price of $5.35 per share and expire five years from the date of issuance. Participants in the financing include Pharmstandard International S.A., Forargos B.V., Tianyi Lummy International Holdings Group Ltd., China BioPharma Capital I, L.P., TVM V Life Science Ventures GmbH & Co. KG and Wasatch Funds Trust.

Under the securities purchase agreement, Pharmstandard has also agreed that, at Argos’s option following the satisfaction of certain conditions, including the IDMC having made a recommendation at or following its next regular meeting after the First IDMC Meeting (currently anticipated to be held in November or December 2016), that the Company continue the ADAPT Study or discontinue the ADAPT Study based on favorable efficacy data, and the Company’s cash position at such time, it shall purchase at the third closing up to $10,292,563 of shares of common stock (without warrants) at a price per share to be determined pursuant to an agreed upon formulation. The dollar amount committed to be purchased by Pharmstandard at the third closing is subject to reduction on a dollar-for-dollar basis for certain cash amounts raised by Argos after the initial closing through equity or debt financings or collaborations. All three closings will be subject to the satisfaction of certain customary closing conditions.

Argos expects that the proceeds from the initial closing will enable it to fund the company’s ongoing expenses into the third quarter of 2016, and that the proceeds from all three closings, if such closings occur, will enable it to fund the company’s ongoing expenses into the second quarter of 2017 when it expects final data from its pivotal phase 3 ADAPT trial of AGS-003.

The securities sold in this private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Argos has agreed to file registration statements with the Securities and Exchange Commission (“SEC”) registering the resale of the shares of common stock issued in this private placement and the shares of common stock issuable upon the exercise of the warrants issued in the private placement.

This release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state. Any offering of the securities under the resale registration statement will only be by means of a prospectus.

About Argos Therapeutics

Argos Therapeutics is an immuno-oncology company focused on the development and commercialization of truly individualized immunotherapies for the treatment of cancer using its Arcelis® technology platform. Argos’ most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). Argos is also developing a separate Arcelis®-based product candidate, AGS-004, for the treatment of HIV, which is currently being evaluated in a phase 2 clinical trial aimed at HIV eradication in adult patients.

Forward-Looking Statements

Any statements in this press release about Argos’ future expectations, plans and prospects, including statements about the expected and potential future closings of the private placement, Argos’ financial prospects, anticipated use of proceeds, future operations and sufficiency of funds for future operations, clinical development of Argos’ product candidates, expectations regarding future clinical trials and future expectations and plans and prospects for Argos and other statements containing the words “believes,” “anticipates,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “targets,” “may,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether the conditions for the potential future closings of the private placement will be satisfied; whether Argos’ cash resources will be sufficient to fund its continuing operations for the periods anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos’ product candidates will advance through the clinical trial process on a timely basis; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Argos’ product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of Argos’ Form 10-Q for the quarter ended September 30, 2015, which is on file with the SEC, and in other filings Argos makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent Argos’ views as of the date hereof. Argos anticipates that subsequent events and developments will cause Argos’ views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos’ views as of any date subsequent to the date hereof.

Investor Contact:

John Menditto

Argos Therapeutics, Inc.

919-908-0687

jmenditto@argostherapeutics.com

Media Contact:

Adam Daley

Berry & Company Public Relations

212-253-8881

adaley@berrypr.com